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Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Ahmed Hussein

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        Ahmed Hussein

9)	Date Filed:

        September 14, 2005

The following article, reprinted with permission from The Motley Fool, Inc., September 13, 2005, is being distributed to shareholders of Quality Systems Inc. by Ahmed Hussein.

Questions regarding the solicitation of proxies by Mr. Hussein or how to vote your BLUE proxy card should be directed to his proxy solicitor, Georgeson Shareholder Communication Inc., toll-free at 1-866-391-7006 or direct at 1-212-440-9800.

Reprinted with Permission. © The Motley Fool, Inc. 2005

Quality Systems: Vote No!

By Tom Gardner, Jim Gillies, Bill Mann (TMF Otter), Bill Barker, Rex Moore (TMF Orangeblood), James Early, Charly Travers (TMF Breaker Charly)

September 13, 2005

In any heated business dispute between good people, there are nuances of truth flowing in a stiff breeze of ambiguity. That’s the case with two-time Motley Fool Stock Advisor recommendation Quality Systems (Nasdaq: QSII), which has been a six- and seven-bagger for our members since Tom Gardner recommended it 30 months ago.

Quality Systems is an extremely well-run company, with a sturdy balance sheet and excellent growth prospects. It is busily upgrading small physician offices, health centers, and hospitals from the old pencil, paper, and manila folder filings to digital record-keeping for medical billing, patient information, insurance claims, et cetera. This market is enormous, and Quality Systems is perfectly positioned as its leader.

But now, another dispute has arisen in the company’s board of directors. Quality Systems Chairman and Founder Sheldon Razin has nominated one slate of directors. Another director, Ahmed Hussein (whom Razin brought in to help clean up the company in 1999), has submitted a competing slate. The battle is primarily over equity grants and compensation.

We have concluded in favor of voting against the company’s slate and for Hussein’s slate. This is an action that Quality Systems shareholders can take by contacting Georgeson Shareholder Communication at (866) 391-7006 and voting for the BLUE proxy.

Let us explain our position.

The argument

The two sides are essentially arguing over compensation for the board of directors and management. Chairman Razin and his proposed directors (including CEO Lou Silverman) believe that compensation has been too lean and that the corporate governance principles that Hussein established upon his arrival in 1999 are significantly too harsh.

Hussein believes that dilution of 7% in a single year, which includes large option grants to relatively new directors (grants that Hussein says vest in just three months!), will serve to fracture the circle of trust he helped establish between the company and its outside shareholders starting in 1999.

As with any company — Disney (NYSE: DIS) being a recent example — we must examine all issues carefully and attempt to ascertain which course is best for outside shareholders.

On Friday, we spoke for more than an hour with both Quality Systems CEO Lou Silverman and dissident shareholder and board member Ahmed Hussein. We greatly respect both men and regret that the company hasn’t been able to find a compromise. Absent that, we support voting against the company’s slate. We find dissenting director Ahmed Hussein’s position infinitely more defensible.

Here are our three strikes against the company’s position.

Strike one: not heeding a catalyst

Ahmed Hussein has clearly been a catalyst for the company’s success over the past five years, and it’s a shame that Chairman Razin does not appear to agree.

Hussein first took a stake in Quality Systems all the way back in 1982, building out his position to nearly 20% ownership of the company by 1996. He told us he has never sold a single share of stock. He held even as Quality Systems fell 90% in 1999, when shareholder lawsuits threatened the company’s survival. At that time, Chairman Razin asked him to join the board and clean up the business. The stock was trading below $5 per share back then.

Since Hussein’s arrival, corporate governance principles at Quality Systems have become highly regarded (ranked higher than 91% of all public software and services firms). The board brought in a first-rate CEO in Lou Silverman. The business has taken off. And the stock has risen more than 10 times in value to $69 today (not even including a hefty special dividend in February). Shareholders, like our Motley Fool Stock Advisor members, have danced with glee.

When we talked with the dissenter Ahmed Hussein this week, he spoke highly of everyone on the leadership team, including Chairman Razin and CEO Silverman. He expressed enthusiasm for the company’s future (analysts are projecting 30% earnings growth per year for the next five years). And Hussein emphasized that he does not oppose the people on the board, just their proposed processes.

On Friday, Mr. Hussein maintained to us, “I never actually wanted to be a board member. I was asked by the board when the company was in trouble, and I accepted. Since then, I’ve been honest and direct, though my opinions have not always been popular. Today, I’m only raising these issues because I feel it is my duty to the partners of the business — its shareholders.”

This view is borne out in the non-management proxies that Mr. Hussein has filed with the SEC. In these documents, he challenges the practices of the directors and convincingly cites non-shareholder-friendly actions taken by the board with regard to compensation, redefinition of bylaws, and choice of corporate counsel and compensation consultant. But Hussein does not criticize the people.

To our eye, Ahmed Hussein has been a catalyst for success at Quality Systems, and we’re dismayed that the board would attempt to dismiss him.

Strike two: appealing to fear, not reason

We are more concerned, though, with the manner in which the company has chosen to counter Hussein.

Last week brought a flurry of correspondence in SEC filings from both sides. Mr. Hussein filed his latest proxy and explanatory letter. Then, the independent directors, including Chairman Razin, responded with a filing that read like a hatchet job.

We were disappointed by this, as Hussein has ably served the company and the board since 1999 — at Mr. Razin’s request. In our conversation, CEO Lou Silverman asserted that the board had taken the high road in its filings. We disagree. We think it got personal. Be your own judge and read the letter from the company’s independent directors.

Even had we not explored the relevant issues in detail (which we have), the board’s nasty tone and approach only persuade us to oppose them. (“The lady doth protest too much, methinks.” — Hamlet, Act III, Scene II) Rather than specifically refute Mr. Hussein’s concerns, leadership chose to use innuendo in a smear job of its 23-year shareholder.

The board writes:

To document all of the misstatements and omissions in Mr. Hussein’s proxy statement would take a document longer than we have patience to write or you have patience to read.

Really? While the board may not have the time, don’t presume that we don’t. When it’s our money involved, we’ve got a mother lode of patience and would appreciate the time taken to solidly refute the points of concern. We also believe the board would do well to resist the temptation to take cheap shots, accusing Hussein of maintaining a “casual relationship with the truth.” In a well-reasoned argument, taking any cheap shot is unnecessary — and taking the first one is revealing. It is certainly beneath the dignity of a world-class leadership group.

Has Mr. Hussein been a thorn in the side of the current and past boards? Has he been difficult and obstinate to deal with? As outside observers, we concede that likely, yes, he has. However, in his public filings, Mr. Hussein generally sticks to specific governance and compensation concerns. In doing so, he comes across as substantially more professional. And that controverts the board’s argument that the company was a 10-bagger from the beginning of fiscal 2001 to September 2005 in spite of Mr. Hussein, not because of him.

Hussein was brought in by the chairman to clean up a company in utter disrepair, with a stock fast approaching penny stock status. To dismiss him is, we think, a mistake. To dismiss him with personal attacks is certainly a mistake.

Strike three: demonstrating poor transparency

Would it be right to oppose the board of a successful company only because of the tone it took with an outside director? Certainly not. This debate must come down to the issues.

After reading carefully through the proxy documents, and in light of our conversations with both Mr. Hussein and Mr. Silverman, we are (unfortunately) reminded of the old adage, “Don’t spit in my face and tell me it’s raining.” It doesn’t feel like the directors who support the chairman’s slate are providing a completely transparent account of what’s happening.

Our first bit of evidence concerns the definition of an independent director, adopted in 1999 when Mr. Hussein joined the board:

An independent director means a person who has never been an employee of the company or any of its subsidiaries.

That makes sense to us. But, in 2004, the board pushed through a lowered standard of independence, allowing a former employee to qualify after a waiting period of three years. Under this definition, Chairman Sheldon Razin now meets all criteria to be considered independent, even though he founded the company, was CEO for nearly a quarter-century, owns 20% of the stock, heads up the board, and has a son in a prominent executive position. While this can actually be massaged to meet the regulatory letter of the law on director independence — believe it or not — it clearly does not match the spirit of the law. Chairman Razin is so obviously not an independent director. That he and other leaders assert the opposite undermines their overall position.

Of equal concern to us is the three compensation consultants working with Quality Systems’ board over just the past couple of years. The latest advisor group — pushing what appears to us to be rich executive packages — was brought in by board members that had worked with the firm in the past. This is where CEO Lou Silverman — a man we respect — was at his weakest in our conversation. Silverman claimed that the board used a thorough and professional process to find what remains an unnamed Los Angeles-based consultant. We’d be inclined to call this “consultant shopping,” and cannot help but link the past with present, suspecting that the consulting firm has richly rewarded these directors in the past.

To be clear, we do not suspect something dark and sinister here, but we do see something that warrants our opposition. Yes, it’s true that companies in different phases of their life cycle will, and should, handle compensation issues differently, particularly with regard to options and dilution. But Quality Systems is not an emerging Rule Breaker, with limited access to capital. Quality Systems enjoys a $900 million valuation and around $60 million in cash on its balance sheet. There is no need for stock grants amounting to 7% dilution. And there is absolutely no reason to vest shares to directors over a three-month period!

Finally, as regards fair compensation for management, we do believe that Silverman and his operating group have done a remarkable job. We can understand their requesting richer compensation going forward. But this package is too rich and appears to be a retroactive move. Silverman asked us not to view the 7% dilution as a one-year grant but to factor in the low levels of dilution in past years. We do not agree, and cite an example from Warren Buffett’s career. When Buffett, founder and chairman of Berkshire Hathaway (NYSE: BRKa)(NYSE: BRKb), helped to fund The Buffalo News as it smashed the local competition, the staff asked for bonus compensation for their past success. Yet Buffett did not assent, saying (and we’re paraphrasing here): I paid you. You agreed to the pay. You did the work.

The notion that compensation and options would now be granted disproportionately — particularly to board members — in an attempt to “right past wrongs” is difficult for us to swallow. In particular, the pressure for Mr. Hussein’s ousting seems too coincidental with the board’s proposed option generosity. As the largest advocate for outside shareholders, concerned as he seems to be with the true cost of option grants, Hussein is a thorny hindrance to insiders. He is a thorn that, we believe, stands up on behalf of outside shareholders like us.

For these reasons, we support voting against the company white proxy and voting for the Hussein blue proxy when shareholders convene on Sept. 21.

We commend both Mr. Hussein and Mr. Silverman for taking time to make their respective cases to us. We don’t believe there is a “black hat” here. Both parties believe they’re taking action that is best for the long-term performance of the company. They just happen to be radically different actions.

Mr. Hussein has acted in a public manner consistent with the best interests of outside shareholders for more than two decades as a shareholder and six years as a board member. We could see no other interest for Mr. Hussein than to optimize returns for common stock owners like our members.

If you’ve already voted your WHITE proxy received from Quality Systems and now feel differently, you can take one of two actions. First, you can change your vote to a vote for Mr. Hussein’s nominees by signing, dating, and returning the BLUE proxy. Only the latest dated proxy will count at the annual meeting. Or, second, you can revoke your prior proxy by delivering a written notice (sent to the attention of Secretary Paul Holt) before the meeting, and then subsequently delivering a later dated proxy. For California Fools (or those fond of traveling), you can, of course, also attend the meeting and vote in person.

Conclusion

We are reluctant activists. We would prefer that every proxy ever presented to us represented a beautiful integration of executive, employee, customer, and shareholder interests. But in cases like Shire Pharmaceuticals’ (Nasdaq: SHPGY) takeover of former Hidden Gems recommendation Transkaryotic Therapies, the ouster of Flamel’s (Nasdaq: FLML) former CEO, or in calling management at CryptoLogic (Nasdaq: CRYP) on its gluttony for options, we are willing shareholder advocates.

To be clear here, our complaint is with Quality Systems’ board of directors and its handling of the continued control spat, not with operational management. And because we feel management has excelled in the day-to-day running of the company (in spite of the board turmoil), we don’t think this vote will change its fortunes utterly. But we do believe that voting against the company’s proxy is in the long-term interests of outside shareholders.

Quality Systems is a Stock Advisor pick, and Fool co-founder Tom Gardner still believes it will beat the market over the next five-plus years.

Only Jim Gillies owns shares of Quality Systems, though he is also short December 2005 $55 calls on those shares. Jim also owns shares of CryptoLogic. Rex Moore, Bill Mann, and Bill Barker own shares of Berkshire Hathaway. The Fool has a strict disclosure policy.